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                     September 2, 2020

       James C. O'Rourke
       Chief Executive Officer and President
       The Mosaic Company
       101 East Kennedy Blvd, Suite 2500
       Tampa, Florida 33602

                                                        Re: The Mosaic Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed Febriary 20,
2020
                                                            File No. 001-32327

       Dear Mr. O'Rourke:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences